(ON CHEMICAL BANK LETTERHEAD)

                               January 16, 1996



Mr. Vernon O. Steinberg
Vice President-Treasurer
and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, Missouri 63101

Dear Vern:

     In order to provide funds for general corporate purposes, we are happy to make available to you until January 31, 1997, a line of credit in the amount of $10,000,000. Accordingly, our officers may, at their discretion, make short term loans to Laclede Gas Company up to $10,000,000 on such terms as may be mutually agreed upon from time to time.

     Notes issued under this arrangement shall mature not more than ninety
(90) days from date of issuance. Notes maturing after January 31, 1997, may be renewed in whole or in part provided no notes matures later than June 30, 1997. Interest shall be payable at maturity or on the date of any prepayment. Notes issued under this arrangement may be prepaid at any time without penalty.

    We ask that you continue to supply us with current financial and other information, which current information will be furnished to the Bank as it may from time to time reasonably request.

     It is understood that any loans obtained by any subsidiary of Laclede Gas Company whether or not they are guaranteed by Laclede Gas Company are excluded from this arrangement and shall not be charged against the credit stated above.

     Nothing in this letter is intended to alter the arrangement set forth in the agreement dated November 1, 1995 or the availability of up to $25,000,000 of advances thereunder from Chemical Bank on the terms set forth in said November 1, 1995 Agreement.

     We continue to appreciate the opportunity to do business with Laclede.

                                       Very truly yours,


                                       /s/ Ronald Potter
                                           Ronald Potter
                                           Managing Director
RP/bh








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